November 2008
Pricing Sheet dated November 20, 2008 relating to
Preliminary Terms No. 805 dated October 27, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities

13% SPARQS®
Mandatorily Exchangeable for Common Stock of AT&T Inc.
Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM

PRICING TERMS – NOVEMBER 20, 2008
Issuer:	Morgan Stanley
Maturity date:	December 20, 2009
Underlying stock:	AT&T Inc. common stock (“T Stock”)
Aggregate principal amount:	$861,551.01
Coupon:	13% per annum, payable quarterly beginning March 20, 2009
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into shares of T Stock at the exchange ratio or, at our option, the cash value of such shares.
Exchange ratio:	1.0 shares of T Stock, subject to adjustment for certain corporate events
Issuer call right:
Beginning on June 20, 2009, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Yield to call:	24% per annum on the stated principal amount
First call date:	June 20, 2009
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	December 10, 2009
Stated principal amount:	$24.51 per SPARQS
Issue price:	$24.51 per SPARQS (see “Commissions and Issue Price” below)
Pricing date:	November 20, 2008
Original issue date:	November 28, 2008 (5 business days after the pricing date)
CUSIP:	617483771
Listing:	The SPARQS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per SPARQS	$24.51	$0.3983	$24.1117
Total	$861,551.01	$14,000.64	$847,550.37
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of SPARQS purchased by that investor.  The lowest price payable by an investor is 99.50% of the stated principal amount per SPARQS.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for SPARQS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 805 dated October 27, 2008
Prospectus Supplement for SPARQS dated July 24, 2008
Prospectus dated January 25, 2006

THE SPARQS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  IN ADDITION, THE SPARQS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.